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Exhibit 99(e)(14)

PROMISSORY/REAL ESTATE TERM NOTE & PLEDGE AGREEMENT

$200,000	September 20, 2000

    FOR VALUE RECEIVED, the undersigned, Howard Leyda ("Borrower") promises to pay to the order of CIDCO Incorporated ("CIDCO") at its office at 220 Cochrane Circle, Morgan Hill, CA 95037, or at such other place as the holder may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Two Hundred Thousand Dollars ($200,000) plus interest as set forth herein.

    Whereas; the purpose of this loan is to assist Borrower, an employee of CIDCO, in the purchase of a primary residence, and

    Whereas; Borrower agrees that as a condition of the loan, Borrower agrees to provide CIDCO a security interest in the property to be purchased in the form a Deed of Trust and further agrees to Pledge Borrower's Stock Options as additional collateral.

INTEREST:

    (a)  Interest.  The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year/actual days elapsed) at a rate equal to the Prime Rate in effect from time to time. The "Prime Rate" is a base rate that changes from time to time. Each change in the rate of interest shall become effective on the date each Prime Rate change is publicly announced.

REPAYMENT AND PREPAYMENT:

    (a)  Repayment.  Principal and interest shall be payable and due in full in the form of one (balloon) payment Thirty Six (36) months from the date first written above.

    (b)  Prepayment.  Borrower may prepay principal on this Note at any time, in any amount and without penalty.

EVENTS OF DEFAULT:

    The occurrence of any of the following shall constitute an "Event of Default" under this Note:

    (a) The failure to pay the principal and interest when due.

    (b) The filing of a petition by or against the Borrower under any provisions of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or rectified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; the appointment of a receiver, trustee, custodian or liquidate of or for any part of the assets or property of the Borrower or Borrower makes a general assignment for the benefit of creditors or is generally not paying its debts as they become due; or any attachment or like levy on any property of the Borrower.

    (c) The death or incapacity of the Borrower.

    (d) Any default in the payment or performance of any obligation, or any defined event of default, under any provisions of any contract, instrument or document pursuant to which the Borrower has incurred any obligation for borrowed money, any purchase obligation, or any other liability of any kind to the holder of this Note.

    (e) Any sale or transfer of a substantial or material part of the assets of Borrower providing the security for this Note or any violation or breach of any provision of, or any defined event of default under, any addendum to this Note or any loan agreement, guaranty, security agreement, deed of trust, mortgage or other document executed in connection with or securing this Note.

    (f)  Any voluntary termination of employment with CIDCO by Borrower or any termination for cause by CIDCO.

MISCELLANEOUS:

    (a)  Remedies.  Upon the sale, transfer, hypothecation, assignment or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note, or upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower.

    Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to the Borrower.

    (b)  Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of California.

    (c)  Security for the Note.  (i) As part security for the full and timely payment of this Note, the Borrower pledges and grants to the Company a security interest in all of Borrower's options to acquire shares of the Company's common stock (the "Pledged Options"). The undersigned shall, upon execution of this Note, deliver an irrevocable power of attorney to the Company in the form of Exhibit A attached hereto, authorizing the Company (and any officer on behalf of the Company), upon any default in the payment of principal and interest due under this Note, to, at the Company's election and sole discretion, either revoke the Pledged Options, or exercise any or all of the Pledged Options, sell the stock acquired upon exercise of any Pledged Option, and apply an amount (the "Net Spread") equal to the excess of the sale proceeds over the exercise price of the exercised option, minus applicable withholding, to payment of the unpaid principal and accrued interest.

Notwithstanding the foregoing, the undersigned acknowledges that this Note is a full recourse note and that the undersigned is liable for full payment of this Note without regard to the value at any time or from time to time of the Pledged Options. In the event of any default in the payment of this Note, the Company shall have and may exercise any and all remedies of a secured party under the California Commercial Code, and any other remedies available at law or in equity, with respect to the Pledged Options.

If the Borrower desires to obtain a release from the Company's security interest in some or all of the Pledged Options, the undersigned shall pay that portion of the principal balance of this Note (plus accrued interest, thereon) equal to the Net Spread of the Pledged Options being released. For this purpose, the Net Spread shall be determined based upon the closing price of the Company common stock on the NASDAQ National Market System as reported in the West Coast edition of the Wall Street Journal on such date. The Company shall thereafter effect such release, provided that the Net Spread of the Pledged Options remaining subject to the Company's security interest shall satisfy any requirements of applicable law or regulations.

        (ii) Within thirty (30) days from the close of the purchase of the primary residence to be acquired by Borrower, Borrower agrees to have executed a Deed of Trust in favor of CIDCO and shall update this Note by completing the information below:

    This Note is secured by, among other collateral, a Deed of Trust dated            , recorded as Instrument No.            in Vol.            , at page       and of the Official Records of the County of            , State of California.

    IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above and below.

/s/ W. HOWARD LEYDA, SR.	09/20/00

W. Howard Leyda, Sr.	Date

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  Exhibit 99(e)(14)
PROMISSORY/REAL ESTATE TERM NOTE & PLEDGE AGREEMENT